The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, market measure supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01

Subject To Completion, dated August 17, 2026

PRICING SUPPLEMENT No. 148 dated August , 2026

(To Product Supplement No. 1 dated February 13, 2026,

Market Measure Supplement No. 1 dated February 13, 2026,

Prospectus Supplement dated February 13, 2026

and Prospectus dated February 13, 2026)

Wells Fargo Finance LLC Medium-Term Notes, Series B Fully and Unconditionally Guaranteed by Wells Fargo & Company ETF Linked Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

■ Linked to the lowest performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF (each referred to as an “Underlier”)

■ Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the lowest performing Underlier from its starting value to its ending value. The lowest performing Underlier is the Underlier with the lowest underlier return, calculated for each Underlier as the percentage change from its starting value to its ending value. The maturity payment amount will reflect the following terms:

■ If the value of the lowest performing Underlier increases or remains flat, you will receive the face amount plus a contingent fixed return of at least 55.90% (to be determined on the pricing date) of the face amount

■ If the value of the lowest performing Underlier decreases but the decrease is not more than 35%, you will receive the face amount

■ If the value of the lowest performing Underlier decreases by more than 35%, you will have full downside exposure to the decrease in the value of the lowest performing Underlier from its starting value, and you will lose more than 35%, and possibly all, of the face amount of your securities

■ Investors may lose a significant portion or all of the face amount

■ Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending value of the lowest performing Underlier significantly exceeds its starting value; you will not participate in any appreciation of either Underlier

■ Your return on the securities will depend solely on the performance of the lowest performing Underlier. You will not benefit in any way from the performance of the better performing Underlier. Therefore, you will be adversely affected if either Underlier performs poorly, even if the other Underlier performs favorably

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue the shares of either Underlier or any securities held by either Underlier for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity

The current estimated value of the securities is approximately $950.00 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $920.00 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, market measure supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Wells Fargo Finance LLC
Per Security	$1,000.00	$30.00	$970.00
Total

(1)  The agent discount will not be more than $30.00 per security. Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)  In respect of certain securities sold in this offering, the agent may pay a structuring fee of up to $7.00 per security to selected securities dealers.

Wells Fargo Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Terms of the Securities

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measures:

The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values and threshold values are set forth in the table below.

Market Measure

Bloomberg Ticker Symbol

Starting Value(1)

Threshold Value(2)

iShares® MSCI EAFE ETF

EFA

$

$

iShares® MSCI Japan ETF

EWJ

$

$

(1) With respect to each Underlier, its closing value on the pricing date.

(2) With respect to each Underlier, 65% of its starting value.

Pricing Date*:	August 18, 2026.
Issue Date*:	August 21, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

• if the ending value of the lowest performing Underlier is greater than or equal to its starting value:

$1,000 + the contingent fixed return;

• if the ending value of the lowest performing Underlier is less than its starting value, but greater than or equal to its threshold value: $1,000; or

• if the ending value of the lowest performing Underlier is less than its threshold value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier)

If the ending value of the lowest performing Underlier is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier from its starting value and will lose more than 35%, and possibly all, of the face amount of your securities at maturity.

Stated Maturity Date*:

August 21, 2031, subject to postponement. The securities are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the securities prior to the stated maturity date.

Lowest Performing Underlier:	The “lowest performing Underlier” will be the Underlier with the lowest underlier return.
Closing Value:

With respect to each Underlier, closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Ending Value:	The “ending value” of an Underlier will be its closing value on the calculation day.

PRS-2

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Contingent Fixed Return:

The “contingent fixed return” will be determined on the pricing date and will be at least 55.90% of the face amount per security (at least $559.00 per security). As a result of the contingent fixed return, any positive return on the securities at maturity will be limited to at least 55.90% of the face amount.

Underlier Return:	The “underlier return” with respect to an Underlier is the percentage change from its starting value to its ending value, measured as follows: ending value – starting value starting value
Calculation Day*:	August 18, 2031, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security. In addition, in respect of certain securities sold in this offering, the agent may pay a structuring fee of up to $7.00 per security to selected securities dealers.

In addition, the agent will pay a fee to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001HNG2

________________________

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Additional Information About the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with product supplement No. 1 dated February 13, 2026, market measure supplement No. 1 dated February 13, 2026, the prospectus supplement dated February 13, 2026 and the prospectus dated February 13, 2026 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, market measure supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the product supplement, market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009729/wffprincipal-424b2_021326.htm

• Market Measure Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009710/wffseriesb-424b2_021326.htm

• Prospectus Supplement dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

• Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

PRS-4

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Estimated Value of the Securities

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the securities. This rate is used for purposes of determining the estimated value of the securities since we expect secondary market prices, if any, for the securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this

PRS-5

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-6

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■ seek a contingent fixed return at maturity if the ending value of the lowest performing Underlier is greater than or equal to its starting value;

■ are willing to accept the risk that, if the ending value of the lowest performing Underlier is less than its threshold value, they will be fully exposed to the decrease in the value of the lowest performing Underlier from its starting value, and will lose a significant portion, and possibly all, of the face amount per security at maturity;

■ understand that any positive return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the ending value of the lowest performing Underlier exceeds its starting value;

■ understand that the return on the securities will depend solely on the performance of the lowest performing Underlier and that they will not benefit in any way from the performance of the better performing Underlier;

■ understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

■ understand and are willing to accept the full downside risks of each Underlier;

■ are willing to forgo interest payments on the securities and dividends on the shares of the Underliers and the securities held by the Underliers; and

■ are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■ seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■ are unwilling to accept the risk that the ending value of the lowest performing Underlier may be less than its threshold value;

■ seek full exposure to the upside performance of the lowest performing Underlier;

■ seek a greater contingent fixed return at maturity;

■ seek full return of the face amount of the securities at stated maturity;

■ are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■ seek current income over the term of the securities;

■ are unwilling to accept the risk of exposure to the Underliers;

■ seek exposure to a basket composed of each Underlier or a similar investment in which the overall return is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

■ seek exposure to the Underliers but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■ are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company to obtain exposure to the Underliers generally, or to the exposure to the Underliers that the securities provide specifically; or

■ prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The iShares® MSCI EAFE ETF” and “The iShares® MSCI Japan ETF” below.

PRS-7

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlier is the lowest performing Underlier. The lowest performing Underlier is the Underlier with the lowest underlier return, calculated for each Underlier as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Underlier, as follows:

PRS-8

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Ending Value Of The Lowest Performing Underlier Is Less Than Its Threshold Value, You Will Lose A Significant Portion, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value of the lowest performing Underlier relative to its starting value and the other terms of the securities. Because the value of each Underlier will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value of the lowest performing Underlier is less than its threshold value, the maturity payment amount will be less than the face amount, you will have full downside exposure to the decrease in the value of that Underlier from its starting value, and you will lose 1% of the face amount for every 1% that the ending value of the lowest performing Underlier is less than its starting value. As a result, if the ending value of the lowest performing Underlier is less than its threshold value, you will lose a significant portion, and possibly all, of the face amount per security at maturity. This is the case even if the value of the lowest performing Underlier is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

You Will Receive The Contingent Fixed Return Only If The Ending Value Of The Lowest Performing Underlier Is Greater Than Or Equal To Its Starting Value.

You will receive the contingent fixed return only if the ending value of the lowest performing Underlier is greater than or equal to its starting value. If the ending value of the lowest performing Underlier is less than its starting value, then you will not receive the contingent fixed return, and you may suffer a loss on the securities.

The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

The potential return on the securities is limited to the contingent fixed return, regardless of how significantly the ending value of the lowest performing Underlier exceeds its starting value. The lowest performing Underlier could appreciate from the pricing date through the calculation day by significantly more than the percentage represented by the contingent fixed return, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the lowest performing Underlier.

The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

You are subject to the full risks of each Underlier. If either Underlier performs poorly, you will be negatively affected, even if the other Underlier performs favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of one Underlier could offset the poor performance of the other Underlier. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Underlier.

Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlier, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

Your return on the securities will depend solely on the performance of the lowest performing Underlier. Although it is necessary for each Underlier to close at or above its respective threshold value on the calculation day in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underlier. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underlier would be blended with the performance of the lowest performing Underlier, resulting in a better return than the return of the lowest performing Underlier alone.

You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

PRS-9

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underlier is not relevant to your return on the securities. It is impossible to predict what the relationship between the Underliers will be over the term of the securities. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the securities.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities.  However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities.  You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations” as well as “Risk Factors— General Risk Factors Relating To All Securities—The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear” and “United States Federal Tax Considerations” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid derivative contracts that are “open transactions” is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.”

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

The Securities Are Subject To Credit Risk.

The securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the shares of the Underliers or any securities held by the Underliers for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the securities and, in the event we and the Guarantor were to default on the obligations under the securities and the guarantee, you may not receive any amounts owed to you under the terms of the securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By

PRS-10

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation between the Underliers; time remaining to maturity; dividend yields on the securities held by the Underliers; and currency exchange rates. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest

PRS-11

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of either or both of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the contingent fixed return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underliers

The Maturity Payment Amount Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underliers for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underliers would have.

●Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

●Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

●We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Risks Associated With The Underliers.

●Anti-dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets.

The equity securities composing each Underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Securities Are Subject To Currency Exchange Rate Risk.

Each Underlier is composed of non-U.S. equity securities denominated in a non-U.S. currency and the prices of those securities are converted into U.S. dollars for purposes of calculating the value of that Underlier. Therefore, investors in the securities will be exposed to

PRS-12

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Underliers trade. An investor’s net exposure will depend on the extent to which the currencies of the non-U.S. equity securities held by the Underliers strengthen or weaken against the U.S. dollar and the relative weight of the non-U.S. equity securities denominated in those currencies. If, taking into account that weighting, the dollar strengthens against the currencies of the non-U.S. equity securities held by the Underliers, the value of the Underliers will be adversely affected and any amounts payable on the securities may be reduced.

Risks Relating To Conflicts Of Interest

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

● The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, WFS may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

● The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation.

● Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

● Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Underliers may adversely affect the values of the Underliers.

● Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

● Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

● A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual starting value or threshold value. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for either Underlier. The actual starting value and threshold value for each Underlier will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Contingent Fixed Return:	55.90% of the face amount ($559.00 per security) (the lowest possible contingent fixed return that may be determined on the pricing date)
Hypothetical Starting Value:	For each Underlier, $100.00
Hypothetical Threshold Value:	For each Underlier, $65.00 (65% of its hypothetical starting value)

Hypothetical Payout Profile

PRS-14

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Hypothetical Returns

Hypothetical ending value of the lowest performing Underlier	Hypothetical underlier return of the lowest performing Underlier(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,559.00	55.90%
$175.00	75.00%	$1,559.00	55.90%
$155.90	55.90%	$1,559.00	55.90%
$150.00	50.00%	$1,559.00	55.90%
$140.00	40.00%	$1,559.00	55.90%
$130.00	30.00%	$1,559.00	55.90%
$120.00	20.00%	$1,559.00	55.90%
$110.00	10.00%	$1,559.00	55.90%
$105.00	5.00%	$1,559.00	55.90%
$102.50	2.50%	$1,559.00	55.90%
$100.00	0.00%	$1,559.00	55.90%
$97.50	-2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$65.00	-35.00%	$1,000.00	0.00%
$64.00	-36.00%	$640.00	-36.00%
$60.00	-40.00%	$600.00	-40.000%
$50.00	-50.00%	$500.00	-50.000%
$25.00	-75.00%	$250.00	-75.000%
$0.00	-100.00%	$0.00	-100.000%

(1) The underlier return of the lowest performing Underlier is equal to the percentage change from its starting value to its ending value (i.e., its ending value minus its starting value, divided by its starting value).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-15

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Hypothetical Examples

Example 1. The ending value of the lowest performing Underlier is greater than its starting value, and the maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is greater than the underlier return of the lowest performing Underlier:

	iShares® MSCI EAFE ETF	iShares® MSCI Japan ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical ending value:	$125.00	$105.00
Hypothetical threshold value:	$65.00	$65.00
Hypothetical underlier return:	25.00%	5.00%

Step 1: Determine which Underlier is the lowest performing Underlier.

In this example, the iShares® MSCI Japan ETF has the lowest underlier return and is, therefore, the lowest performing Underlier.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier.

Because the hypothetical ending value of the lowest performing Underlier is greater than its hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return.

On the stated maturity date, you would receive $1,559.00 per security.

Example 2. The ending value of the lowest performing Underlier is greater than its starting value, and the maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is less than the underlier return of the lowest performing Underlier:

	iShares® MSCI EAFE ETF	iShares® MSCI Japan ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical ending value:	$170.00	$180.00
Hypothetical threshold value:	$65.00	65.00
Hypothetical underlier return:	70.00%	80.00%

Step 1: Determine which Underlier is the lowest performing Underlier.

In this example, the iShares® MSCI EAFE ETF has the lowest underlier return and is, therefore, the lowest performing Underlier.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier.

Because the hypothetical ending value of the lowest performing Underlier is greater than its hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return. Even though the lowest performing Underlier increased by 70% from its starting value to its ending value in this example, your return is limited to the contingent fixed return of 55.90%.

On the stated maturity date, you would receive $1,559.00 per security.

Example 3. The ending value of the lowest performing Underlier is less than its starting value but greater than its threshold value, and the maturity payment amount is equal to the face amount:

	iShares® MSCI EAFE ETF	iShares® MSCI Japan ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical ending value:	$95.00	$125.00
Hypothetical threshold value:	$65.00	$65.00
Hypothetical underlier return:	-5.00%	25.00%

Step 1: Determine which Underlier is the lowest performing Underlier.

In this example, the iShares® MSCI EAFE ETF has the lowest underlier return and is, therefore, the lowest performing Underlier.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier.

Because the hypothetical ending value of the lowest performing Underlier is less than its hypothetical starting value, but not by more than 35%, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

PRS-16

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

Example 4. The ending value of the lowest performing Underlier is less than its threshold value, and the maturity payment amount is less than the face amount:

	iShares® MSCI EAFE ETF	iShares® MSCI Japan ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical ending value:	$125.00	$50.00
Hypothetical threshold value:	$65.00	$65.00
Hypothetical underlier return:	25.00%	-50.00%

Step 1: Determine which Underlier is the lowest performing Underlier.

In this example, the iShares® MSCI Japan ETF has the lowest underlier return and is, therefore, the lowest performing Underlier.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier.

Because the hypothetical ending value of the lowest performing Underlier is less than its hypothetical starting value by more than 35%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date, you would receive $500.00 per security. As this example illustrates, if either Underlier depreciates from its starting value to its ending value by more than 35%, you will incur a loss on the securities at maturity, even if the other Underlier has appreciated or has not declined below its respective threshold value.

PRS-17

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is issued by the iShares® Trust, a registered investment company. The iShares® MSCI EAFE ETF seeks to track the investment results, before fees and expenses, of the MSCI EAFE Index®, an equity index that is designed to measure the performance of large- and mid-capitalization developed market equities, excluding the U.S. and Canada. For more information about the iShares® MSCI EAFE ETF, see “Description of Exchange-Traded Funds—The iShares® MSCI EAFE ETF” in the accompanying market measure supplement.

Historical Information

We obtained the closing prices of the iShares® MSCI EAFE ETF in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the iShares® MSCI EAFE ETF for the period from January 4, 2021 to August 13, 2026. The closing price on August 13, 2026 was $108.69. The historical performance of the iShares® MSCI EAFE ETF should not be taken as an indication of its future performance during the term of the securities.

___________

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the iShares® MSCI EAFE ETF.

PRS-18

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

The iShares® MSCI Japan ETF

The iShares® MSCI Japan ETF is issued by iShares®, Inc., a registered investment company. The iShares® MSCI Japan ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index, an equity index that is designed to measure the performance of the large- and mid-cap segments of the equity market in Japan. The iShares® MSCI Japan ETF’s SEC file numbers are 033-97598 and 811-09102. The iShares® MSCI Japan ETF is listed on the NYSE Arca, Inc. under the ticker symbol “EWJ.” For more information about the MSCI Japan Index, see “—The MSCI Japan Index” below.

The MSCI Japan Index

The MSCI Japan Index is a free float-adjusted market capitalization index compiled by MSCI, Inc. that is designed to measure equity market performance in Japan. The MSCI Japan Index is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed in the accompanying market measure supplement. For purposes of the accompanying market measure supplement, the MSCI Japan Index is classified as a developed market index. In addition, the MSCI Japan Index is considered a “standard” index, which means it consists of eligible large- and mid-capitalization stocks, as determined by MSCI, Inc.. The U.S. dollar net return version of the MSCI Japan Index, which is the version tracked by the iShares® MSCI Japan ETF, is reported by Bloomberg under the ticker symbol “NDDUJN.”

For more information about the MSCI Japan Index, see “Description of Equity Indices—The MSCI Indices” in the accompanying market measure supplement. For purposes of the accompanying market measure supplement, the MSCI Japan Index is an “MSCI Index” and one of the “MSCI Indices.”

Historical Information

We obtained the closing prices of the iShares® MSCI Japan ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares® MSCI Japan ETF for the period from January 4, 2021 to August 13, 2026. The closing price on August 13, 2026 was $98.47. The historical performance of the iShares® MSCI Japan ETF should not be taken as an indication of its future performance during the term of the securities.

_________

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the iShares® MSCI Japan ETF.

PRS-19

Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

United States Federal Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. Moreover, as discussed in the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation or a passive foreign investment company. If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined in the accompanying product supplement) in the case of a passive foreign investment company, or to a Non-U.S. Holder (as defined in the accompanying product supplement) in the case of a U.S. real property holding corporation. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, it is reasonable to treat a security as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes, as more fully described in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions” in the accompanying product supplement. However, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation in the final pricing supplement.

By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. Assuming this treatment is respected, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended, (“Code”) discussed below, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year and short-term capital gain or loss otherwise. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid derivative contracts is respected, there is a risk that your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. You should review the sections entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities, including how the “net underlying long-term capital gain” should be computed if Section 1260 does apply. You should consult your tax advisor regarding the potential application of the “constructive ownership” rules.

Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities, the potential application of the “constructive ownership” rules under Section 1260 and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. Holder, please also read the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). An IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027, that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and certain determinations made by us as of the date of this pricing supplement, we expect that the securities will not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security. Therefore, we expect that the securities will not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities. A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter

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Market Linked Securities—Contingent Fixed Return and Contingent Downside

 Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Japan ETF due August 21, 2031

into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

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